Exhibit 10.1

SPONSOR AGREEMENT

This SPONSOR AGREEMENT (the “Agreement”), dated as of February 12, 2026, is made by and between Krane Digital Investments, LLC, a Delaware limited liability company (“Sponsor”), and KraneShares Crypto Trust, a statutory trust organized under the laws of Delaware (the “Trust”), both for itself and its separate series listed in Schedule A hereto, as may be amended from time to time (each, a “Fund”).

1. The Trust and the Fund. The Trust and each Fund are sponsored by the Sponsor. Neither the Trust nor any Fund is an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and it is not required to register thereunder. The Trust and the Funds are not commodity pools for purposes of the Commodity Exchange Act of 1936, as amended, and the Sponsor is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator or a commodity trading advisor in connection with its activities with respect to the Trust and Funds. The Sponsor is not registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and is not required to be so registered and is not acting as such (within the meaning of the Investment Advisers Act of 1940, as amended), with respect to the Trust or Fund. In that regard, the Sponsor disclaims all fiduciary duties normally attendant to investment advisers to the maximum extent permitted by the laws of the State of Delaware and the Trust Agreement (as defined herein).

2. Appointment. Pursuant to the terms of the Trust’s Second Amended and Restated Agreement and Declaration of Trust (the “Trust Agreement”), Sponsor serves as sponsor for each Fund, with full powers and rights to effectuate and carry out the purposes, activities and objectives of the Fund. Sponsor accepts such appointment and hereby agrees to render such services to the Funds on the terms and conditions set forth in this Agreement and the Trust Agreement..

3. Duties. Sponsor will have such powers and perform such duties for a Fund as set forth in Article IV of the Trust Agreement in accordance with Sponsor’s best judgment and as outlined in the Fund’s then-current prospectus included as part of a registration statement filed with the U.S. Securities and Exchange Commission (“SEC”).

4. Execution of Trust Documents. Pursuant to the terms of the Trust Agreement, the Sponsor is authorized to execute documents for and on behalf of the Funds. For the avoidance of doubt, when a specified officer of the Trust or a Fund is required to execute, or executes, a document, including but not limited to filings required to be made with regulatory authorities such as the SEC, the following officers of the Sponsor (or persons performing similar functions, including in the event of a vacancy in one or more of the specified Sponsor’s officer positions) or their designated delegees shall be authorized to execute the document in the capacities indicated below:

Specified Trust Officer	Sponsor Officer Authorized to Execute Trust Document in the Capacity of the Specified Trust Officer
Chief Executive Officer/President	Jonathan Krane
Chief Financial Officer/Treasurer	Leo Lo
Vice President	Jonathan Shelon
Secretary	David Adelman

5. Reporting; Record Keeping. Sponsor will be available at reasonable times to discuss the activities of each Fund with the trustee of the Trust or its designee. Any written reports supplied by Sponsor to the Trust discussing the activities of a Fund are intended solely for the benefit of the Trust, and the Trust agrees that it will not disseminate such reports to any other party (other than the Fund’s service providers) without the prior consent of Sponsor, except as may be required by applicable law. Sponsor shall make or cause to be made, and shall maintain or cause to be maintained, all records as are required to be made or maintained by it in its capacity as Sponsor of a Fund.

6. Other Accounts. The Trust understands and acknowledges that Sponsor may act as sponsor for various persons other than the Funds. The Trust acknowledges that Sponsor may give advice and take action concerning other persons that may be the same as, similar to or different from the advice given, or the timing and nature of action taken, concerning a Fund. Except to the extent necessary to perform Sponsor’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of Sponsor, or any affiliate of Sponsor or any employee of Sponsor to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

7. Sponsor’s Compensation. A Fund shall pay the Sponsor the fee set forth with respect to it in Schedule A hereto (“Management Fee”). The Sponsor may, at its sole discretion, waive all or a portion of the Management Fee for stated periods of time. The Sponsor is under no obligation to waive any portion of its fee, and any such waiver shall create no obligation to waive any such fee during any period not covered by the waiver. The Management Fee shall be paid in consideration of the Sponsor’s services related to the management of the Fund’s business and affairs. The Administrator will calculate the Management Fee on a daily basis with respect to the aggregate net asset value of the Fund, i.e., the Fund’s assets under management. The Management Fee will accrue daily and be payable monthly in arrears in cash. The Management Fee will be paid directly by the Fund to the Sponsor.

8. Fund Expenses

(a) Ordinary Fees and Expenses. The Sponsor pays the routine operational, administrative and other ordinary expenses of the Fund up to $250,000 per annum, including but not limited to, fees and expenses of the Administrator, Trustee, Custodians, Marketing Agent, Transfer Agent, Index Owner, Index Administrator, independent public accountant, SEC registration fees, Schedule K-1 preparation and mailing fees, and ordinary legal fees and expenses. In addition to the Management Fee, the Fund pays all of its other expenses, including any brokerage commissions and transaction-related expenses incurred in connection with trading Fund assets whether on-chain, off-chain or in a securities or cash market, applicable exchange fees, and give-up fees.

(b) Non-Recurring Fees and Expenses. The Fund pays all non-recurring or extraordinary fees and expenses, which are not subject to any caps or limits. The Sponsor may determine in its sole discretion to assume any non-recurring and unusual fees and expenses of the Fund, if applicable. To the extent that the Sponsor does not voluntarily assume such fees and expenses, they will be the responsibility of the Fund. The Sponsor deems non-recurring and extraordinary fees and expenses to include, but not be limited to, legal claims and liabilities, litigation costs, indemnification and similarly unanticipated expenses. To the extent that these expenses pertain to the Trust as a whole, and not only the Fund, they may be allocated as determined by the Sponsor using a pro rata allocation methodology that allocates them to the Fund and other series of the Trust, if any. In the event the Fund’s cash balance is insufficient to pay all fees and expenses, including the Management Fee, the Trust may need to sell crypto assets to pay for its fees and expenses.

9. Liability and Indemnification. Sponsor will not be liable for losses to a Fund, and Sponsor shall be indemnified, to the extent provided by the Trust Agreement.

10. Tax Filings. Except as described in any applicable filings with the SEC, Sponsor will not be responsible for making any tax credit or similar claim or any legal filing on the Trust’s or Fund’s behalf.

11. Governing Law/Disputes. This Agreement is entered into in accordance with and shall be governed by the laws of the State of Delaware; provided, however, that in the event that any law of the State of Delaware shall require that the laws of another state or jurisdiction be applied in any proceeding, such Delaware law shall be superseded by this paragraph, and the remaining laws of the State of Delaware shall nonetheless be applied in such proceeding. Each party agrees that in the event that any dispute arising from or relating to this Agreement becomes subject to any judicial proceeding, such party waives any right it may otherwise have to (a) seek punitive damages or (b) request a jury trial.

12. Termination. This Agreement may be terminated (i) by Sponsor at any time upon 30 days’ prior written notice; or (ii) by either party upon discovery of acts of fraud or willful malfeasance of the other party in performing its duties hereunder. Any obligation or liability of either party resulting from actions or inactions occurring prior to termination shall not be affected by termination of this Agreement.

13. Assignment. This Agreement may be assigned by either party upon prior written notice to the other party.

14. Notices. All notices and other communications under this Agreement shall be in writing and shall be addressed to the parties at their respective addresses.

Sponsor shall comply with, and be entitled to act on, any instructions reasonably believed to be from an authorized representative of the Trust. Sponsor and its employees and agents shall be fully protected from all liability in acting upon such instructions, without being required to determine the authenticity of the authorization or authority of the persons providing such instructions.

15. Severability. In the event any provision of this Agreement is adjudicated to be void, illegal, invalid or unenforceable, the remaining terms and provisions of this Agreement shall not be affected thereby, and each of such remaining terms and provisions shall be valid and enforceable to the fullest extent permitted by law, unless a party demonstrates by a preponderance of the evidence that the invalidated provision was an essential economic term of this Agreement.

16. Integration; Amendment. This Agreement together with any other written agreements between the parties entered into concurrently with this Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereby and supersede all previous oral or written negotiations, agreements, commitments and understandings related thereto. This Agreement may not be amended or modified in any respect, nor may any provision be waived, without the written agreement of both parties. No waiver by one party of any obligation of the other hereunder shall be considered a waiver of any other obligation of such party.

17. Further Assurances. Each party hereto shall execute and deliver such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

18. Headings. The headings of paragraphs herein are included solely for convenience and shall have no effect on the meaning of this Agreement.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to be one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

KRANE DIGITAL INVESTMENTS, LLC, as Sponsor

By:	/s/ Jonathan Krane
Name:	Jonathan Krane
Title:	Chief Executive Officer

KRANESHARES CRYPTO TRUST

By:	/s/ Jonathan Krane
Name:	Jonathan Krane
Title:	Principal Executive Officer

Schedule A

to

sponsor agreement

Fund (Effective Date)	Management Fee	Expenses
KraneShares Coinbase 50 Index ETF ([KCOI])	The Fund pays the Sponsor a Sponsor Fee in an amount equal to 0.68% per annum of the average daily net assets of the Fund. The Sponsor may, at its sole discretion, waive all or a portion of the Sponsor Fee for stated periods of time. The Sponsor is under no obligation to waive any portion of its fee, and any such waiver shall create no obligation to waive any such fee during any period not covered by the waiver. The Sponsor Fee will accrue daily and be payable monthly in cash, regardless of the performance of the Fund.	The Sponsor pays the routine operational, administrative and other ordinary expenses of the Fund up to $250,000 per annum, including but not limited to, fees and expenses of the Administrator, Trustee, Custodians, Marketing Agent, Transfer Agent, Index Owner, Index Administrator, independent public accountant, SEC registration fees, Schedule K-1 preparation and mailing fees, and ordinary legal fees and expenses. The Fund pays all of its other expenses, including any brokerage commissions and transaction-related expenses incurred in connection with trading Fund assets whether on-chain, off-chain or in a securities or cash market, applicable exchange fees, and give-up fees. In addition, the Fund pays all non-recurring or extraordinary fees and expenses, which are not subject to any caps or limits. The Sponsor deems non-recurring and extraordinary fees and expenses to include, but not be limited to, legal claims and liabilities, litigation costs, indemnification and similarly unanticipated expenses. To the extent that these expenses pertain to the Trust as a whole, and not only the Fund, they be allocated as determined by the Sponsor using a pro rata allocation methodology that allocates them to the Fund and other series of the Trust, if any.

Sch. A-1